Exhibit 10.7

RECEIVABLES PURCHASE AGREEMENT (as amended, supplemented or modified from time to time, this “Agreement”), dated as of March 31, 2011 (the “Effective Date”), between WORLD FUEL SERVICES, INC., a Texas corporation, WORLD FUEL SERVICES EUROPE, LTD., a company organized under the laws of England and Wales, and WORLD FUEL SERVICES (SINGAPORE) PTE LTD, a company organized under the laws of Singapore (together with its and their successors and assigns, each individually, “Seller”, and also collectively, as applicable, “Seller”), and WORLD FUEL SERVICES CORPORATION, a Florida corporation (together with its successors and assigns, “Parent”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a U.S. national banking association (together with its successors and permitted assigns, “Wells”).

Seller from time to time wishes to sell certain of its Receivables to Wells, and Wells, at its sole discretion may from time to time purchase such Receivables upon the terms set forth in this Agreement.

Accordingly, the parties hereto agree as follows:

Section 1.               Definitions.  The following terms have the respective meanings indicated below:

1.1           “Account Debtor” shall mean Persons that are buyers of goods or services from Seller in the course of Seller’s business and that are listed on Exhibit A hereto (as such exhibit may from time to time be amended by the agreement of Parent and Wells).

1.2           “Account Debtor Notice” shall mean a notice substantially in the form of Exhibit E attached hereto from each applicable Seller and acknowledged by an Account Debtor.

1.3           “Administrative Delay Period” shall mean a period of four (4) calendar days representing an estimate of the likely average amount of delay between the time of receipt of payments from Account Debtors by Servicer and the transmittal of such payments by Servicer to Wells.

1.4           “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York or Charlotte, North Carolina are authorized or required by law to be closed.

1.5           “Change of Control” shall mean, with respect to any Person, any of the following:  (a) the sale, lease or transfer of all or substantially all of the assets of such Person or group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); (b) the liquidation or dissolution of (or the adoption of a plan of liquidation by) such Person; or (c) the acquisition by any Person or group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of more than 35% of the voting stock of such Person by way of merger or consolidation or otherwise.

1.6           “Collection Account” shall mean account number 4122046261 in the name of Wells Fargo Bank, N.A. at Wells Fargo Bank, National Association, 420 Montgomery Street, San Francisco, CA, ABA Number 121 000 248 (Reference: World Fuel Services Corporation, Attention: Supply Chain Finance).

1.7           “Collections” shall mean all cash collections, including wire transfers and other cash proceeds, received in connection with any Purchased Receivable (including any Related Assets), including but not limited to proceeds received in connection with the Credit Insurance Policy.

1.8           “Conforming Credit Memo” shall mean a credit memorandum, a copy of which has been provided to Wells, issued by Seller in favor of an Account Debtor, in connection with an identified Purchased Receivable, or group of Purchased Receivables, for which the respective Due Date has not yet occurred, in order to effect a credit, rebate or discount contractually due to the Account Debtor from the relevant Seller, in an amount not to exceed 10% of the Net Invoice Amount of such Purchased Receivable, or group of Purchased Receivables, at a time when Seller is not in material default of any of its obligations hereunder.

1.9           “Contract” shall mean an agreement between Seller and an Account Debtor, or an invoice sent by Seller, pursuant to which a Receivable shall arise, or which otherwise evidences a Receivable.

1.10         “Credit Insurance Policy” shall have the meaning set forth in Section 9.12.

1.11         “Delay Premium” shall have the meaning set forth in Section 6.2(f).

1.12         “Discount Margin” shall mean, for any Purchased Receivable, a U.S. dollar amount equal to the product of (a) the Discount Rate with respect to the applicable Account Debtor and  (b) 90% of the Net Invoice Amount of such Purchased Receivable, and further multiplied by (c) the Discount Period divided by 360.

1.13         “Discount Period” shall mean, with respect to any Receivable, (a) the number of days between:  (i) the Purchase Date (counting such day for the purposes of this determination); and (ii) the payment Due Date of such Receivable as reported by Seller on the Purchase Notice (or as reported by Seller in such other manner as Wells and Seller may hereafter agree to); (b) plus the Administrative Delay Period.

1.14         “Discount Rate” shall mean the per annum rate of LIBOR plus 2.00%.

1.15         “Dispute” shall mean any dispute, discount, deduction, claim, offset, defense or counterclaim of any kind asserted by an Account Debtor and relating to the Purchased Receivables, (other than a discount or adjustment granted with Wells’s written approval), regardless of whether the same (i) is in an amount greater than, equal to or less than the Purchased Receivables concerned, (ii) is bona fide or not, or (iii) arises by reason of an act of God, civil strife, war, currency restrictions, foreign political restrictions or regulations or any other circumstance beyond the control of Seller or the related Account Debtor.  Without limiting the generality of the foregoing, “Dispute” shall include any dispute, discount, deduction, claim, offset, defense or counterclaim of any kind relating to the bona fide nature of the payment obligations, the amount payable and Due Date thereunder, any claims of Liens any other claims of allowances, set-offs, counterclaims, or side agreements asserted with respect thereto (other than a discount or adjustment already factored into the Net Invoice Amount or granted with Wells’s written approval or a Conforming Credit Memo).  In the absence of an Insolvency Event of an Account Debtor, any Purchased Receivables thirty (30) days past due or more are deemed to have a Dispute and be subject to Section 3; provided that the failure to make payment of a Purchased Receivable as a result of an Insolvency Event of an Account Debtor shall not be deemed a “Dispute” hereunder.

1.16         “Due Date” shall mean, with respect to any Purchased Receivable, the date set forth on the Purchase Notice for such Purchased Receivable, which is the date on which payment in full is due pursuant to the Contract that evidences such Purchased Receivable.

1.17         “Effective Date” shall mean the date set forth in the preamble to this Agreement.

1.18         “Eligible Receivable” shall mean a Receivable payable and owing by an Account Debtor to Seller that, as of the applicable Purchase Date, satisfies all of the following requirements:

(a)           the Receivable is evidenced by an invoice or other documentation delivered to the Account Debtor (or a subsidiary of an Account Debtor, of which such Account Debtor directly owns more than 50% of the voting share capital and which is listed on Exhibit A), which by its terms is due and payable by the Due Date, provided that the Due Date with respect to the Receivable is no greater than the number of days after the Purchase Date than the number of days designated as the “Maximum Invoice Term” for each Account Debtor set forth in Exhibit A;

(b)           Seller has good and marketable title to such Receivable free and clear of any Lien such that Wells will acquire valid ownership of each Purchased Receivable senior and prior to all other Persons;

(c)           such Receivable constitutes a bona fide, unconditional, legal, valid and binding payment obligation of the related Account Debtor vis-à-vis the Seller enforceable against such Account Debtor with respect thereto and in accordance with its terms;

(d)           Seller has delivered to the related Account Debtor all property or performed all services required to be so delivered or performed giving rise to such Receivable, and the payments due with respect to such Receivable are not contingent upon Seller’s fulfillment of any further obligation; neither Seller nor the related Account Debtor is in default in the performance of any of the provisions of the Contract applicable to such Receivable;

(e)           the Contract relating to such Receivable is legal, valid and in full force and effect; all right, title and interest in and to the Receivable are freely transferable to Wells; and none of the parties to such Contract is in breach of its obligations thereunder nor is any Dispute continuing in connection with the Contract;

(f)            no Dispute or Repurchase Event exists on such Purchase Date with respect to any Receivables of such Account Debtor previously purchased hereunder (unless repurchase by Seller of such other Receivables is being effectuated simultaneously with the purchase of such Receivable);

(g)           all information with respect to the Receivable provided by Seller set forth in the exhibit to the Purchase Notice is true and correct in all respects and all other information with respect to the Receivable provided by Seller is correct in all material respects; Wells has received true and correct copies of all documentation requested by Wells in writing with respect to such Receivable;

(h)           if the Special Servicer has succeeded the Servicer, Wells shall have received the Account Debtor Notice;

(i)            such Receivable and the related Contract under which it arises, complies in all material respects with the requirements of all applicable laws, rules, regulations or orders of any governmental authority and does not contravene any agreement binding upon Seller;

(j)            except as reflected in the Net Invoice Amount or with the written approval of Wells, the obligations of the applicable Account Debtor in respect of such Receivable have not been prepaid in whole or in part or subject to a deposit, and no credits are available that may be applied to such Receivable by the Account Debtor;

(k)           the Receivable does not represent a progress billing or a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, and does not relate to payments of interest and has not been invoiced more than once;

(l)            such Receivable is not evidenced by or arising under any lease, chattel paper or instrument; and

(m)          such Receivable is not due from (A) a Person that is a subsidiary or other affiliate of Seller or (B) any Person or group of Persons that owns or controls, by election of directors, appointment of managers, management contract or otherwise, more than 10% of the voting power to select Seller’s directors or senior management or to set Seller’s management policies.

1.19         “Information Certificate” shall mean the Information Certificate of Seller in substantially the form of Exhibit B hereto.

1.20         “Insolvency Event” shall mean, with respect to any Person, any of the following: (a) any case or proceeding with respect to such Person under the U.S. Bankruptcy Code or any other Federal, State or foreign bankruptcy, insolvency, reorganization or other law affecting creditors’ rights generally or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of the obligations and indebtedness of such Person, (b) any proceeding seeking the appointment of any trustee, receiver, administrator, manager, liquidator, custodian or other insolvency official with similar powers with respect to such Person or any or all of its assets or properties, (c) any general assignment for the benefit of creditors, (d) such Person shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (e) or any proceeding shall be instituted by or against such Person seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur, or (e) such Person shall take any action to authorize any of the actions set forth above in this definition; provided, that in the case of the inability of a Person to pay its debts as such debts become due arising by reason of currency restrictions or foreign political restrictions or regulations beyond the control of Seller or such Person, such event shall not be deemed an “Insolvency Event” hereunder.

1.21         “LIBOR” shall mean the rate per annum equal to the offered rate for deposits in U.S. dollars for two (2) months, which appears one (1) Business Day prior to the date of the applicable Purchase Notice on the Dow Jones Markets Service (formerly known as Telerate) display page 3750 (or such other page as may replace page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).

1.22         “Lien” shall mean any lien, charge, deed of trust, mortgage, security interest (including, with respect to Receivables, any ownership interest), tax lien, pledge, hypothecation, assignment, preference, priority, claim, other charge or encumbrance, or any other type of preferential arrangement of any kind or nature whatsoever  by or with any Person (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

1.23         “Material Adverse Change” shall mean, an event that results or could likely result in (i) a material adverse change in (a) the business, condition (financial or otherwise), operations, relationships with any Account Debtor, performance, properties or prospects of Seller or Parent and its subsidiaries taken as a whole, or (b) the ability of Seller, as servicer or otherwise, to fulfill its obligations hereunder or under any of the other Transaction Documents or of Parent to fulfill its obligations under the Parent Guaranty, or (ii) the impairment of the validity or enforceability of, or the rights, remedies or benefits available to, Wells under this Agreement or any of the other Transaction Documents, or (iii) a Change of Control of Seller or any Account Debtor.

1.24         “Net Invoice Amount” shall mean with respect to any Receivable, the amount reported by Seller to Wells in the Purchase Notice (or such other method of Seller offering Receivables for sale to Wells that Wells and Seller may agree to) that is payable by the applicable Account Debtor on such Receivable on the Due Date thereof, net of any and all discounts, credits and other matters that are in effect and that reduce the face amount of the applicable invoice for such Receivable.

1.25         “Outstanding Purchase Price” shall mean, at any time, the amount equal to the aggregate amount of the Purchase Prices paid by Wells with respect to the Purchased Receivables minus the aggregate amount of all Collections with respect to such Purchased Receivables remitted to the Collection Account plus the amount of Collections netted out pursuant to the weekly settlement process described in Section 6.2(a).  Pursuant to Section 5.1(i), the maximum Outstanding Purchase Price shall not exceed $50,000,000.

1.26         “Parent” shall mean World Fuel Services Corporation, a Florida corporation, and its successors and assigns.

1.27         “Parent Guaranty” shall mean the Parent Guaranty, dated as of the Effective Date, by Parent to Wells, as such agreement may be amended, modified or supplemented in accordance with its terms.

1.28         “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation, limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.29         “Purchase Date” shall mean, as to any Purchased Receivable, (a) with respect to Wells’s initial purchase of any Eligible Receivable, the Effective Date and (b) with respect to subsequent purchases of Eligible Receivables, the Wednesday following the previous Friday, with both dates to be delayed by one Business Day if either falls on a day that is not a Business Day.

1.30         “Purchase Limit” shall mean the amount set forth for the applicable Account Debtor on Exhibit A hereof.  For the avoidance of confusion, even though the sum of the Purchase Limits for the Account Debtors set forth on Exhibit A is greater than $50,000,000, the parties understand and agree that pursuant to Section 5.1(i), the maximum Outstanding Purchase Price shall not exceed $50,000,000.

1.31         “Purchase Notice” shall mean a notice substantially in the form of Exhibit C hereof;

1.32         “Purchase Price” shall mean, as to any Receivable purchased hereunder, an amount equal to (a) the product of (i) the Net Invoice Amount of such Receivable multiplied by (ii)  90%  minus  (b) the Discount Margin for such Receivable, all as set forth in the applicable Purchase Notice pursuant to Section 2.1.

1.33         “Purchased Receivable” shall mean any Receivable that is purchased by Wells hereunder.

1.34         “Quarterly Maintenance Fee” shall have the meaning set forth in Section 5.1(i) hereof.

1.35         “Receivables” shall mean all accounts, instruments, documents, contract rights, general intangibles and chattel paper (as such terms are understood under the UCC), all tax refunds and proceeds of insurance, and all other forms of payment obligations owing to Seller by an Account Debtor, whether now existing or hereafter created, in each case, that represent bona fide payment obligations of an Account Debtor arising out of Seller’s sale and delivery of goods and/or services, together with the Related Assets with respect thereto, and with respect to each of the foregoing, all proceeds thereof.

1.36         “Records” shall mean all of Seller’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, sales orders, credit memos, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Receivables, including any Related Assets, or any Account Debtor, together with the tapes, disks, diskettes, software and other data (including electronic data and information) in or on which the foregoing are stored (including any rights of Seller with respect to the foregoing maintained with or by any other person).

1.37         “Related Assets” shall mean, with respect to any Receivable, all of the right, title and interest of Seller in and to: (a) all rights, but not any obligations, under all related Contracts and other Related Assets with respect to such Receivable; (b) all documents, instruments and chattel paper, if any, arising pursuant to or in connection with such Receivable;  (c) all inventory and goods (including returned, repossessed or reclaimed inventory or goods), if any, the sale of which gave rise to such Receivable or otherwise representing or evidencing, such Receivable and including any rights to such inventory and goods; (d) all security deposits and property subject to security interests or Liens, and all guarantees, letters of credit, banker’s acceptances, letter-of-credit rights, supporting obligations and other agreements or arrangements of whatever character from time to time, supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise and including all rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor lienor or secured party; (e) all insurance policies, and all claims thereunder, related to such Receivable or other Related Assets, and including all rights against carriers of the inventory and goods related thereto; (f) all Records; and (g) all Collections in respect of, and (h) all other proceeds of any of the foregoing.

1.38         “Repurchase Event” shall mean, as to any Purchased Receivable, at any time: (a) any of the representations or warranties made by Seller in Section 4.4, 4.9, 4.10 or 4.14 or in any of the other Transaction Documents with respect to such Purchased Receivable is or becomes untrue or inaccurate on any date as of which such representations or warranties are made; (b) Seller fails to comply with any of its covenants or obligations with respect to such Purchased Receivable and fails to cure such failure within two (2) Business Days, for failures that are capable of being cured; and such failure shall, in the reasonable judgment of Wells, have an adverse impact on the ability to obtain Collections of such Purchased Receivable;  (c) such Purchased Receivable was designated as an Eligible Receivable in a Purchase Notice and was not an Eligible Receivable as of the Purchase Date with respect thereto; (d) a Dispute has arisen with respect to such Purchased Receivable; or (e) Seller fails to provide within a reasonable period of time following Wells’ written request therefor any or all documents or take such actions with respect to such Purchased Receivable as are so requested with respect to the Credit Insurance Policy to enable Wells to file claims with the insurer in respect of such Purchased Receivable, including copies of original invoices and related collection documentation.

1.39         “Repurchase Price” shall mean, with respect to any Purchased Receivable or portion thereof required to be repurchased by Seller under Section 3, the sum of: (a) the Purchase Price of such Purchased Receivable, plus (b) from the Purchase Date for such Purchased Receivable to and including the date that Wells receives payment in full of such Purchase Price, the amount equal to the Repurchase Rate multiplied by such Purchase Price for each day from the Purchase Date to and including the date that Wells receives payment in full of such Purchase Price.

1.40         “Repurchase Rate” shall mean, for each day with respect to a Receivable to be repurchased by Seller under Section 3.2 hereof, a rate per annum equal to the Discount Rate divided by 360.

1.41         “Repurchased Receivable” shall have the meaning set forth in Section 3.1 hereof.

1.42         “Seller’s Account” shall mean an account of Seller at Bank of America, N.A., New York, New York, ABA Number:  026009593, Account Number:  5800259169, Account Name:  World Fuel Services, Inc., SWIFT CODE:  BOFAUS3N, or such other bank account identified in writing by Seller to Wells from time to time.

1.43         “Servicer” shall mean, with respect to each Purchased Receivable, the Seller of such Purchased Receivable.

1.44         “Solvent” shall mean with respect to such Person as at any date of determination, (a) that such Person is able to pay its debts as they become due, (b) that such Person maintains reasonably sufficient capital to carry on its business consistent with its practices as of the date hereof, and (c) the present fair sale value of such Person’s assets and properties is sufficient to pay its probable liabilities on its existing indebtedness as they become absolute and mature.

1.45         “Special Servicer” shall mean any replacement or successor servicer designated by Wells in accordance with Section 6.2(b) or 7.3 hereof.

1.46         “Special Servicing Fees” shall have the meaning set forth in Section 6.2(f).

1.47         “Termination Event” shall have the meaning set forth in Section 7.2.

1.48         “Transaction Documents” shall mean, collectively, the following (as the same now or hereafter exist or may at any time be amended, modified, supplemented, extended, renewed, restated or replaced):  (a) this Agreement; (b) each Purchase Notice; (c) each Account Debtor Notice; (d) the Parent Guaranty, and (e) all other documents to be executed and delivered by Seller or Parent in connection with any of the foregoing.

1.49         “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time.

1.50         “WFSE” means World Fuel Services Europe, Ltd., a company organized under the laws of England and Wales.

1.51         “WFSS” means World Fuel Services (Singapore) Pte Ltd, a company organized under the laws of Singapore.

Section 2.               Purchase and Sale of Receivables

2.1           Purchase and Sale.  Wells may, in its sole discretion, accept or reject, in whole or in part, offers by Seller to sell Eligible Receivables.  Each calendar week during the term of this Agreement that Seller desires to offer Receivables for sale to Wells, Seller shall communicate to Wells by close of business on each Friday such an offer for the sale of Eligible Receivables.  Wells shall deliver to Seller the Purchase Notice prior to the close of business on Tuesday, listing on the exhibit thereto the Eligible Receivables included within such offer to purchase that it intends to purchase.  To the extent that Wells elects to accept such offer, such acceptance will be manifested by the deposit of the Purchase Price on account of such acceptances into the Seller’s Account by the close of business on the Purchase Date (or such other timing of such deposit as may be mutually agreed to between Seller and Wells), or alternatively, by the inclusion of the Purchase Price in the weekly net settlement procedure described in Section 6.2(a) hereof.  Upon such deposit or settlement, Seller shall have thereupon sold, assigned and transferred to Wells all of Seller’s right, title and interest in and to such Eligible Receivables, but none of Seller’s underlying obligations to the applicable Account Debtor, including without limitation any and all lien rights Seller may have or be entitled to in connection with each Purchased Receivable or to secure repayment of each Purchased Receivable (such Receivables, once sold and purchased, “Purchased Receivables”).  In no event, however, shall the Outstanding Purchase Price of the Purchased Receivables of any Account Debtor exceed such Account Debtor’s Purchase Limit, and in no event shall the Outstanding Purchase Price exceed the maximum Outstanding Purchase Price set forth in Section 5.1(i).  The offer of Seller to sell Eligible Receivables and the Purchase Notice by Wells shall be submitted by the respective parties via e-mail or in such other manner as Wells and Seller may agree.

2.2           Conditions Precedent.  Prior to the initial Purchase by Wells of any Eligible Receivables hereunder, Wells shall have received the agreements, documents, instruments and payments set forth on Exhibit D hereto, each in form, substance and date reasonably satisfactory to Wells, including, without limitation, a closing fee in the aggregate amount of $35,000 payable by Seller to Wells on the Effective Date.

2.3           No Commitment to Purchase; No Liability.  Wells shall have no obligation to accept any offer to sell, or otherwise to purchase, any Receivable from Seller and this Agreement does not constitute a commitment on the part of Wells to make any such purchase.  No obligation or commitment shall be implied by an act or omission of Wells, or any course of dealings in connection with purchases made hereunder.  Wells shall have no liability to Seller or to any other Person for declining to accept any offer to purchase a Receivable hereunder.

2.4           No Recourse.  Except as specifically provided in this Agreement, the sale and purchase of Receivables under this Agreement shall be without recourse to Seller, including under circumstances where non-payment of any Purchased Receivable results from an Insolvency Event of an Account Debtor, such assumption of credit risk (with respect to the Outstanding Purchase Price relating thereto) being effective as of the Purchase Date for such Purchased Receivables.  Seller shall be liable to Wells for all representations, warranties, covenants and indemnities made by Seller pursuant to the terms of this Agreement.

2.5           No Assumption of Obligations Relating to Receivables or Contracts.   Wells and Special Servicer shall not have any obligation or liability to any Account Debtor (including any obligation under any Contract or any other related agreements).

2.6           True Sales.  Seller and Wells have structured the transactions contemplated by this Agreement as a sale and intend the transfer and conveyance of Receivables hereunder to be absolute and irrevocable true sales by Seller to Wells that provide Wells with the full benefits and burdens of ownership of the Receivables.  Neither Seller nor Wells intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from Wells to Seller.  Seller and Wells shall treat the transactions hereunder as true sales for all purposes under applicable law and accounting principles, including, without limitation, in their respective books, records, computer files, tax returns (federal, state, local and foreign), regulatory and governmental filings (and shall reflect such sale in their respective financial statements).  Seller will advise all persons inquiring about the ownership of the Receivables that all Purchased Receivables have been sold to Wells.

If, notwithstanding the intention of the parties expressed in this Section 2.6, the transfer and conveyance by Seller to Wells of Receivables hereunder shall be characterized by a court of competent jurisdiction as a secured loan and not a sale, then, in such event, this Agreement shall constitute a security agreement under the UCC and other applicable law.  For this purpose, Seller hereby grants Wells a perfected, first priority security interest in (under New York law, and if the Seller is WFSE or WFSS, an equitable assignment under UK law or Singapore law, respectively, of) all of Seller’s right, title and interest in, to and under the Purchased Receivables, this Agreement and all proceeds of any thereof, to secure the timely payment and performance by Seller of all amounts owing to Wells hereunder and any other obligations owing to Wells hereunder.  In the event this Agreement shall be characterized as a security agreement, Wells shall have, in addition to the rights and remedies which it may have under this Agreement, all the rights and remedies provided to a secured creditor under the UCC and applicable law, which rights and remedies shall be cumulative.  Seller authorizes Wells to file one or more appropriate UCC-1 financing statements in connection with the above.

2.7           Parent as Seller Representative.  Each Seller hereby irrevocably appoints Parent, and Parent agrees to act under this Agreement, as the agent and representative of each Seller for all purposes under this Agreement, including offering Receivables for purchase by Wells (through Purchase Notices or as otherwise agreed between Parent and Wells), receiving statements and other notices and communications to such Seller from Wells, and delivering statements and other notices and communications from such Seller to Wells.  Wells may rely, and shall be fully protected in relying, on any offers to purchase Receivables (through Purchase Notices or as otherwise agreed), disbursement instructions, reports, information, or any other notice or communication made or given by Parent, whether in its own name, on behalf of a Seller or on behalf of “Seller”.

Section 3.               Repurchase Event

3.1           Repurchase Event.

(a)           Upon the occurrence of a Repurchase Event with respect to any Purchased Receivable or any portion thereof, Seller shall purchase from Wells such Purchased Receivable (a “Repurchased Receivable”) and shall pay to Wells the Repurchase Price in respect of such Repurchased Receivable or portion thereof.  Seller hereby authorizes Wells at all times, and Wells may, at its option, either: (i) setoff against any amount at any time owing by Wells to Seller for any amounts at any time owing by Seller to Wells with respect to a Repurchased Receivable, including pursuant to Section 3.2, (ii) debit or deduct from any deposit account of Seller any amounts at any time owing by Seller to Wells with respect to a Repurchased Receivable, or (iii) require that Seller make a cash payment to Wells in respect of such amounts.  All such payments by Seller to Wells shall be due and payable on the next Business Day after the date of the notice by Wells to Seller requiring that Seller repurchase any such Repurchased Receivable.

(b)           Effective upon receipt by Wells of the Repurchase Price with respect to a Repurchased Receivable, such Repurchased Receivables shall be deemed sold by Wells to Seller, without recourse, representation or warranty, except that Wells represents that each Repurchased Receivable shall be free and clear of any Liens created by Wells.  Wells will deliver to Seller any evidence of such a resale as may be reasonably requested by Seller.

3.2           Adjustments to Purchase Price.  Subject to the net settlement procedure described in Section 6.2(a), Wells shall set off all amounts at any time payable by Seller to Wells provided for in this Agreement or the other Transaction Documents, including the Repurchase Price for a Repurchased Receivable, against any amount at any time owing by Wells to Seller in respect of the Purchase Price for a Purchased Receivable. To the extent such set off is not available to Wells or for any other reason not practicable, Wells may deduct such amounts from any amounts in any deposit account of Seller.  If after receipt of any payment from Seller, other than Collections from a Seller acting in its role as Servicer, Wells is required to surrender or return such payment or proceeds to any Person for any reason, then the obligations intended to be satisfied by such payment shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment had not been received by Wells.  Seller shall be liable to pay to Wells, and does hereby indemnify and hold Wells harmless for the amount of any payments surrendered or returned.  This Section shall remain effective notwithstanding any contrary action which may be taken by Wells in reliance upon such payment or proceeds.  This Section shall survive the termination of this Agreement.

Section 4.               Representations and Warranties

Seller hereby represents and warrants to Wells as of the date hereof and each Purchase Date:

4.1           Organization.  It is duly incorporated or organized and is validly existing as a corporation or company under the laws of the relevant jurisdiction, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.

4.2           Due Qualification.  It is duly licensed or qualified to do business, and it is in good standing, if applicable under the laws of the relevant jurisdiction under the laws of its jurisdiction of formation; and it has obtained all necessary approvals, in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such approvals.

4.3           Power and Authority; Due Authorization.  It has (a) all necessary power, authority and legal right (i) to execute and deliver, and perform its obligations under, each Transaction Document to which it is a party, and (ii) to generate, own, sell, transfer and assign Receivables on the terms and subject to the conditions herein and therein provided; and (b) duly authorized the execution and delivery of the Transaction Documents to which it is a party, and the sale and transfer of Receivables hereunder, and the performance of obligations of Seller under the Transaction Documents.

4.4           Valid Sale; Binding Obligations.  This Agreement constitutes, and each other Transaction Document to be signed by Seller, when duly executed and delivered, will constitute, a legal, valid, and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or in law.  Each transfer of Receivables by Seller to Wells pursuant to this Agreement shall constitute a valid sale, transfer, and assignment thereof to Wells, enforceable against creditors of, and purchasers from, Seller.

4.5           No Violation.  This Agreement, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which Seller is a party, and the fulfillment of the terms hereof or thereof will not (a) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under (i) Seller’s articles of association or by-laws (or equivalent organizational document) or (ii) any indenture, loan agreement, mortgage, deed of trust, or other material agreement or instrument to which it is a party or by which it is bound, (b) result in the creation or imposition of, or give rise to any obligation to provide, any

Lien upon any of its properties pursuant to the terms of any such indenture, loan agreement, mortgage, deed of trust, or other material agreement or instrument, or (c) violate any law or any order, rule, or regulation applicable to it of any court or of any federal, state or foreign regulatory body, administrative agency, or other governmental authority having jurisdiction over it or any of its properties.

4.6           Proceedings. There is no litigation, investigation or proceeding pending, or to the best of Seller’s knowledge, threatened, before any court, regulatory body, arbitrator, administrative agency, or other tribunal or governmental instrumentality (a) asserting the invalidity of any Transaction Document to which Seller is a party, or (b) seeking to prevent the sale of Receivables to Wells or the consummation of any of the other transactions contemplated by any Transaction Document to which Seller is a party.

4.7           Government Approvals.  Except for the filing of the UCC financing statements, no authorization or approval or other action by, and no notice to or filing with, any governmental authority is required for Seller’s due execution, delivery and performance of any Transaction Document to which it is a party.

4.8           Financial Condition; Material Adverse Change.  On the date hereof, Seller is, and on the date of each transfer of a Receivable hereunder (both before and after giving effect to such transfer) shall be, Solvent.  There has been no Material Adverse Change with respect to Seller or Parent since the Effective Date.

4.9           Quality of Title.

(a)           Effective upon each purchase hereunder, Wells shall have acquired a valid and perfected first priority ownership interest (free and clear of any Lien) in such Receivable, including the Related Assets with respect thereto.

(b)           No effective financing statement or other instrument similar in effect covering any Purchased Receivable exists, or is on file in any recording office except those financing statements in favor of Wells filed in accordance with this Agreement.

4.10         Eligibility.  Effective as of each Purchase Date for a Receivable, (i) each Receivable sold by Seller to Wells is an Eligible Receivable, (ii) no Repurchase Event has occurred and is continuing with respect to such Receivable, (iii) Seller is not in default of any of its obligations under this Agreement, (iv) all conditions precedent set forth in this Agreement to the purchase of such Receivables have been satisfied or waived by Wells, (v) the receivables information contained in the Purchase Notice is a true and correct list of the purchase order number, the invoice number, the invoice date, the Due Date and the unpaid amounts due in respect thereof and (vi) Seller has delivered to Wells true and correct copies of all the documentation relating to each of the Purchased Receivables that Wells has requested, including, without limitation, (to the extent so requested) the invoice or other Contract giving rise to such Receivable.

4.11         Offices.  The offices where Seller keeps all its books, records and documents evidencing the Receivables, the related Contracts and all other agreements related to such Receivables (including the Records) are located at the address specified in the Information Certificate or at such other locations identified by Seller to Wells after the date hereof.

4.12         Compliance with Applicable Laws.  Seller is in compliance, in all material respects, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority.

4.13         Accuracy of Information.  No information at any time furnished in writing (including in electronic form) by Seller to Wells for purposes of or in connection with any Transaction Document or any transaction contemplated hereby or thereby (i) is, or will be, inaccurate in any material respect as of the date it was furnished or (except as otherwise disclosed to Wells in writing at or prior to such time) as of the date as of which such information is dated or certified, or (ii) contained or will contain any material misstatement of fact or omitted or will omit to state any material fact necessary to make such information not materially misleading.

4.14         Accuracy of Information Regarding Purchased Receivables.  No information at any time furnished in writing (including in electronic form) by Seller to Wells for purposes of or in connection with the purchase by Wells of a Purchased Receivable (i) is, or will be, inaccurate in any material respect as of the date it was furnished or (except as otherwise disclosed to Wells in writing at or prior to such time) as of the date as of which such information is dated or certified, or (ii) contained or will contain any material misstatement of fact or omitted or will omit to state any material fact necessary to make such information not materially misleading.

Section 5.               Covenants

5.1           Affirmative Covenants.

(a)           Compliance with Laws, Etc. Seller will comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and other permits applicable to it and duly observe in all material respects all requirements of any foreign, federal, state or local governmental authority.

(b)           Preservation of Corporate Existence.  Seller will preserve, renew and keep in full force and effect its corporate or limited liability company existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and permits necessary to carry on the business as presently, or proposed to be, conducted, except for those for which the failure to maintain could not reasonably be expected to result in a Material Adverse Change.

(c)           Keeping of Records and Books of Account. Seller will maintain accurate and complete books, records, accounts and other information relating to the Receivables (including the Records and other Related Assets) which are necessary in order to determine amounts owing and amounts paid in respect of Receivables and the status of the goods or services purchased giving rise to such Receivables.  Upon request, Seller will mark its Records (whether electronic or otherwise) which relate to the Receivables and related Contracts with a legend, evidencing that the Purchased Receivables have been sold by Seller to Wells.  In the event that any such electronic records are printed and distributed or shown to any person other than Seller or Wells, such legend shall be included with such printed records.

(d)           Accounting for Purchases. Seller’s financial statements shall account for the transactions contemplated in this Agreement as a sale of the Purchased Receivables by Seller to Wells, and shall account for and treat the transactions contemplated hereunder (including but not limited to accounting and tax reporting) as a sale of the Purchased Receivables by Seller to Wells.

(e)           Ownership Interest of Wells.  Seller will take all necessary action to establish and maintain, in favor of Wells a valid and perfected first priority ownership interest in all Purchased Receivables, free and clear of any Lien, including, without limitation, the filing of all financing statements under the UCC or other similar instruments or documents necessary in appropriate jurisdictions (or any comparable law) to perfect Wells’s ownership interest in the Purchased Receivables; and take such other action to perfect, protect or more fully evidence the interest of Wells as Wells may reasonably request.

(f)            Receivables Review.  Subject to Section 9.9, Seller will, from time to time as requested by Wells, at reasonable times and upon reasonable prior notice, permit Wells or its representatives (if such representatives have agreed to be bound by Section 9.9), (i) to have access to the premises on which the Records for the Purchased Receivables are maintained during normal business hours and (ii) to have Seller make available copies of Seller’s books and records electronically to Wells, in each case, for the purposes of inspecting, verifying and auditing Seller’s books and records with respect to the Purchased Receivables (including the Records and other Related Assets relating thereto) and discussing matters relating to the Purchased Receivables or Parent’s financial condition or performance under any Transaction Document to which it or a party or Seller’s performance under any Contract, in each case, with any of the officers or employees of Seller having knowledge of such; provided that the visits and examinations by Wells and/or its representatives contemplated by this Section 5.1(f) shall occur no more than once during any calendar year, subject to the exception set forth in the following sentence, and prior to any such visit or examination the budget therefor shall have been agreed in advance between Parent and Wells.  During any period in which payment in full for any Purchased Receivable has not been received by the Due Date for such payment, then such limitation on the frequency of such visits and examinations shall not apply.

(g)           Performance and Compliance with Receivables and Contracts.  Seller will, at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts and all purchase orders and other agreements related to the Receivables.

(h)           Reporting Requirements.  Seller will provide to Wells the following:

(i)            as soon as available and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of Parent, consolidated balance sheets of Parent and its subsidiaries as of the end of such quarter and the related consolidated statements of income or operations, cash flows and changes in shareholders’ equity of Parent and its consolidated subsidiaries for the period commencing at the beginning of the current fiscal year and ending with the end of such quarter, certified by the chief financial officer of Parent;

(ii)           as soon as available and in any event within ninety (90) days after the end of each fiscal year of Parent, a copy of the audited consolidated financial statements (together with explanatory notes thereon) and the auditor’s report letter for such year for Parent and its consolidated subsidiaries, containing financial statements for such year audited by independent public accountants of recognized standing;

(iii)          promptly after the sending or filing thereof, if any, copies of all reports and registration statements that Parent files with the SEC or any national securities exchange;

(iv)          on the second Business Day of each week, reports for the previous week detailing the reconciliation of Collections and other payments collected for Purchased Receivables, aging and past due/collection activity reports relating to the Purchased Receivables, together with such other data, reports and information relating to the Purchased Receivables requested by Wells from time to time or necessary or desirable in effecting the weekly settlement described in Section 6.2(a), which such reports shall be in form and content acceptable to Wells;

(v)           immediately (and in no event later than one Business Day following actual knowledge or receipt thereof), written notice in reasonable detail, of any Dispute or Lien asserted, or claim made, against a Receivable;

(vi)          immediately (and in no event later than one Business Day following actual knowledge or receipt thereof), written notice in reasonable detail, if any Purchased Receivable ceases to be an Eligible Receivable or if Seller reasonably believes any Purchased Receivable is no longer an Eligible Receivable; and

(vii)         promptly after acquiring actual knowledge of the occurrence thereof, written notice in reasonable detail of any Material Adverse Change, or, with respect to any Account Debtor, of any Insolvency Event or any event which results or could likely result in a material adverse change or in the business, conditions (financial or otherwise), operations, performance, properties or prospects of any such Account Debtor.

Documents required to be delivered pursuant to Sections 5.1(i)(i), (ii) and (iii) shall be deemed to have been delivered to Wells on the date on which Parent posts such documents, or provides a link thereto, on Parent’s website on the internet at www.wfscorp.com.

(i)            Sales Volume.  Except as otherwise agreed by Wells, the maximum Outstanding Purchase Price shall not exceed $50,000,000.  Seller agrees to offer for sale to Wells sufficient volumes of Eligible Receivables in order for Wells to hold an average quarterly balance of the Outstanding Purchase Price of Purchased Receivables of $40,000,000 or greater.  For each quarter during the initial term of this Agreement, and each quarter thereafter to the extent that the term of this Agreement is extended pursuant to Section 7.1 hereof (for the avoidance of doubt, to include the remaining term of this Agreement as extended regardless of the termination of this Agreement by Seller upon notice pursuant to Section 7.2, or by Wells upon the occurrence of a Termination Event, but not including any quarters after the quarter in which Wells may terminate this Agreement solely upon notice under Section 7.2), if the average quarterly balance of the Purchased Receivables is less than $40,000,000, then Seller agrees to pay to Wells a maintenance fee.   The maintenance fee shall equal (a) 0.50% multiplied by (b) $40,000,000 minus the sum of (i) the amount of the average Outstanding Purchase Price for such quarterly period, plus (ii) the difference (if positive) between $40,000,000 and the average amount of the Purchase Limits in effect for such quarterly period, plus (iii) 90% of the aggregate Net Invoice Amount of Eligible Receivables offered for purchase by Seller during such quarterly period that were not purchased by Wells (the “Quarterly Maintenance Fee”).  The Quarterly Maintenance Fee may be deducted from the Purchase Price for Purchased Receivables  as a component of the first weekly settlement process set forth in Section 6.2(a) to occur following the end of a calendar quarter (or shall otherwise be paid in cash by Seller on the first Business Day following the end of a calendar quarter).

5.2           Negative Covenants.

(a)           No Amendments or Liens.  Seller will not amend, extend or terminate any Contract or other agreement or document from which any Purchased Receivable arises in any manner that would extend the timing or otherwise adversely affect the collectibility of the Receivables generated thereunder or the compliance by Seller of its obligations under this Agreement.  Seller will not at any time sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien upon or with respect to, any of the Purchased Receivables, or assign any right to receive income in respect thereof, or grant any option with respect thereto.  Seller will defend the right, title and interest of Wells in any of the

Purchased Receivables, against all claims of third parties claiming through or under Seller, at the sole cost and expense of Seller.  Seller will not, without Wells’s prior written consent, grant any extension of the time for payment of, or reduce the amount of, any Purchased Receivables, or compromise, compound or settle the same, or release, in whole or in part, the Account Debtor from payment thereof.

(b)           Change in Name; Jurisdiction of Organization. Seller will not: (i) change its corporate or limited liability status, (ii) change its type of organization or jurisdiction of organization, (iii) change principal place of business and chief executive office and the offices where it keeps its Records or (iv) change its name, unless (A) to the extent set forth therein, Wells shall receive a copy of the amendment to the certificate of incorporation or certificate of formation (or equivalent organizational document) of such Seller providing for the applicable change (and if such Seller is organized in the United States) certified by the Secretary of State of its jurisdiction of organization as soon as it is available, and (B) Wells shall have received sufficient notice of such change to enable the filing of such documents, supplements and amendments (including amendments to UCC financing statements) as necessary for Wells to maintain its first priority perfected ownership interest in (or equitable assignment of) the Purchased Receivables.

Section 6.               Rights and Obligations in Respect of Receivables

6.1           Rights of Wells.

(a)           Authorization to Collect Receivables, Etc.  Seller hereby acknowledges the right of Wells, as owner of the Purchased Receivables, and authorizes Wells, its designees and any Special Servicer to take any and all steps in Seller’s name or on behalf of Seller necessary or desirable, in such Person’s determination following the replacement of Seller as Servicer pursuant to Section 6.2(b)(iv) or Section 7.3 hereof, to collect all amounts due under any and all Purchased Receivables, including, without limitation, endorsing Seller’s name on checks and other instruments representing Collections and enforcing such Purchased Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment.

(b)           Rights of Wells in Purchased Receivables.  As owner of the Purchased Receivables, Wells shall have no obligation (except as contemplated by Section 6.2(f)) to account for, to replace, to substitute or to return any Purchased Receivables or Collections thereon to Seller.  Without limiting the foregoing, Wells shall have the sole right to retain any gains or profits created by buying, selling or holding the Purchased Receivables and shall have the sole risk of and responsibility for losses or damages created by such buying, selling or holding.  Subject to Sections 6.2(f) and 9.4, Wells shall have the unrestricted right to further assign, transfer, deliver, hypothecate, subdivide or otherwise deal with the Purchased Receivables and Collections thereon on whatever terms Wells shall determine.

6.2           Collections; Appointment of Servicer; Responsibilities of Servicer and Seller.

(a)           Collection of Receivables; Weekly Settlement of Collections versus Purchase Price.  Seller acknowledges that any Collections and any remittances, checks, bills and other proceeds of Purchased Receivables are and shall be property of Wells (subject to Section 6.2(f)) and, to the extent received by Seller, whether acting as Servicer or otherwise, shall be deemed for all purposes to be received and held by Seller in trust for Wells.  On a weekly basis, Seller and Wells shall settle accounts for amounts to be delivered to or paid to Wells by Seller on the one hand, and payment of the Special Servicing Fees and of the Purchase Price for Receivables to be

purchased by Wells on the other hand.  Such settlement shall occur on Thursday of each week (or such other time or times as may hereafter be mutually agreed by Wells and Parent), by:  (i) the transfer to the Collection Account of Wells of an amount equal to the excess , if that is the case, of:  (x) Collections, plus the amount of Conforming Credit Memos, plus the amount of any Quarterly Maintenance Fee, if any, then due and owing, plus the amount of any unpaid Repurchase Price not previously paid; over (y) Purchase Prices for Purchased Receivables plus any Special Servicing Fees payable to Seller; in each case since the last such settlement;  or  (ii) by transfer to the Seller’s Account of an amount equal to the excess, if that is the case, of: (y) Purchase Prices for Purchased Receivables plus any Special Servicing Fees payable to Seller; over  (x) Collections, plus the amount of Conforming Credit Memos, plus the amount of any Quarterly Maintenance Fee, if any, then due and owing, plus the amount of any unpaid Repurchase Price not previously paid; in each case, since the last such settlement.  By agreement of Parent and Wells, any such transfer of monies may occur on the next Business Day after such settlement.

(b)           Appointment of Servicer.

(i)            Wells appoints Seller as Servicer for the administration and servicing of the Purchased Receivables sold to Wells by Seller, and Seller hereby accepts such appointment and agrees to perform all necessary and appropriate commercial collection activities, including the settlement of Disputes between Seller and an Account Debtor, with the same care and policies as are applied to its own Receivables in arranging the timely payment of amounts due and owing by any Account Debtor all in accordance in all material respects with applicable laws, rules and regulations, with reasonable care and diligence and shall act to maximize Collections.

(ii)           Servicer or Special Servicer shall be responsible for identifying, matching and reconciling any payments received with the Purchased Receivable associated with such payment. If any payment is received from an Account Debtor, and such payment is not identified or is misidentified by such Account Debtor as relating to a particular Purchased Receivable and cannot otherwise be reasonably identified (by invoice amount or otherwise) as relating to a particular Purchased Receivable or if Wells determines that the reconciliation is otherwise incorrect or inaccurate within five (5) Business Days of receipt thereof, or Servicer defaults in its obligations as Servicer as set forth under this Section 6.2, the parties hereto agree that such payment shall be applied as provided in Section 6.4 hereof.  Subject to Section 6.2(a), Wells will retain for its own account from Collections on account of Purchased Receivables and any amounts then owing to Wells.

(iii)          Based on the reconciliation information provided by Servicer or Special Servicer to Wells as required under Section 5.1(h)(iv) hereof each week, and other information available to Wells, subject to the rights of Wells under Section 3.2 hereof, and after the weekly settlement process described in Section 6.2(a) hereof, Wells or Special Servicer, as the case may be, shall promptly remit to the Seller’s Account, (1) Collections, if any, on account of Receivables not purchased hereunder and (2) all other Collections, if any, received in the Collection Account and not relating to the Receivables.

(iv)          Wells may, upon five (5) Business Days notice to Servicer, after the occurrence of an Insolvency Event or Termination Event with respect to Servicer, terminate the rights of Seller as Servicer hereunder and designate a Special Servicer, which may be any person as Wells may select for such purpose who is qualified to perform the obligations of servicer to administer the Purchased Receivables on the terms and conditions as set forth hereunder.  Seller shall cease its activities as Servicer in a manner that Wells determines and shall cooperate fully and facilitate the transition of the performance of such activities to the Special Servicer, and Wells (or its designee as Special Servicer) shall assume the obligations of Seller as Servicer, to service and administer the Purchased Receivables, on the terms and subject to the conditions herein set forth or as may otherwise be agreed in writing between Wells and such Special Servicer. In such event, Wells may, upon prior written notice to Parent, provide each Account Debtor with the Account Debtor Notice of such Seller and further notify each Account Debtor of the sale of the Purchased Receivables and request that such Account Debtors (1) acknowledge receipt of such notification in writing; and (2) make payments to an account designated by Wells. Servicer shall take such action or refrain from taking such action as Wells may specify in order to assist Wells (or its designee as Special Servicer) in assuming and performing such obligations.  Servicer agrees, at its expense, to take all actions necessary to provide the Special Servicer with access, whether or not at the offices and properties of Seller to all computer software (including its servicing software and its claims software), necessary or useful in collecting, billing or maintaining the records with respect to the Purchased Receivables.  Immediately upon being terminated as a Servicer, each Seller shall have the right to repurchase any of its Purchased Receivables at the Repurchase Price.

(c)           Performance Under Contract.  Notwithstanding whether it is serving as Servicer hereunder, Seller shall remain responsible for performing its obligations hereunder and under the Contracts, and the exercise by Wells or its designee of its rights hereunder shall not relieve Seller from such obligations.

(d)           Power of Attorney.  Seller hereby appoints Wells and Servicer (if other than Seller) as the true and lawful attorney-in-fact of Seller, with full power of substitution, coupled with an interest, and hereby authorizes and empowers Wells in the name and on behalf of Seller at any time following removal of Seller as Servicer pursuant to Section 6.2(b)(iv) or Section 7.3 hereof, to take such actions, and execute and deliver such documents, as Wells deems necessary or advisable in connection with any Purchased Receivable (i) to obtain full benefits of the Transaction Documents and the Purchased Receivables, (ii) to perfect the purchase and sale of Purchased Receivables, including, without limitation, to send a notice of such purchase and sale to the Account Debtor by sending a copy of the Account Debtor Notice (or such other notice as Wells may determine) to the Account Debtor or (iii) to make collection of and otherwise realize the benefits of any Purchased Receivable.  At any time that Seller is no longer servicing as Servicer hereunder, Wells shall have the right to bring suit, in Wells’s, or Seller’s or Parent’s, name, and generally have all other rights of an owner and holder respecting any Purchased Receivables, including without limitation the right to accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Purchased Receivables and issue credits in Wells’s or Seller’s name.  At any time following removal of Seller as Servicer pursuant to Section 6.2(b)(iv) or Section 7.3 hereof, Wells may endorse or sign Wells’s or Seller’s name on any checks or other instruments with respect to any Purchased Receivables or the goods covered thereby.  Except as Wells may otherwise expressly agree in writing, any and all returned, reclaimed or repossessed inventory and goods relating to any Purchased Receivables shall be set aside by Seller, (if requested by Wells) marked with Wells’s name and (in any case) held by Seller in trust for Wells as owner, and for Wells’s account.

(e)           Licensed Property.  At any time following removal of Seller as Servicer pursuant to Section 6.2(b)(iv) or Section 7.3 hereof, to the extent that Servicer does not own the computer software that Servicer uses to account for Receivables, Servicer shall use reasonable efforts to provide Wells with such licenses, sublicenses and/or assignments of contracts as Wells shall require with regard to all services and computer hardware or software used by Servicer that relate to the servicing of the Receivables.

(f)            Special Servicing Fees.  Servicer shall be entitled to special servicing fees on account of each Purchased Receivable, such fees (the “Special Servicing Fees”) to be equal to the amount collected on account of such Purchased Receivable in excess of: (i) the Purchase Price;  plus (ii) the Discount Margin;  plus (iii) any out-of-pocket collection costs, fees and expenses incurred by Wells in connection with enforcement of the right to payment of such Purchased Receivable;  plus (iv) the Delay Premium, if any.  “Delay Premium” shall mean a U.S. dollar amount equal to the product of (a) the Discount Rate with respect to the applicable Account Debtor and (b) 90% of the Net Invoice Amount of such Purchased Receivable, and further multiplied by (c) the number of days, if any, after the last day of the Discount Period upon which Wells receives payment in full of all amounts owing to Wells hereunder on account of such Purchased Receivable, divided by 360. In the event that Wells makes a claim under the Credit Insurance Policy and thereafter assigns a Purchased Receivable to the insurer issuing the Credit Insurance Policy, the Special Servicing Fees shall be paid only to the extent that further proceeds of a Purchased Receivable are recovered after Wells fully recovers the amounts set forth in subsection (i) through (iv) above (including any proceeds of the Credit Insurance Policy collected by Wells); provided that Wells shall have delivered to Seller written notice of such amounts, together with a calculation of each component thereof.  Servicer may net the Special Servicing Fees from the Collections, provided that any such netting is clearly detailed on the weekly report described in Section 5.1(h)(iv).  For the avoidance of doubt, save for the collection, administration, servicing and other activities described herein and in accordance with the terms hereof, Seller may not receive any payment from any Account Debtor on account of any Purchased Receivable except as Servicer and in trust for Wells, nor shall Seller dispose of, hypothecate or pledge any Purchased Receivables.

Upon any termination of Seller as servicer pursuant to the terms of this Agreement, Seller shall assist Wells and/or the Special Servicer in connection with recovering and enforcing payment of the Purchased Receivables, including by providing transitional services and related services as contemplated by Section 6.2(b)(iv), and in consideration for the foregoing, Seller shall be entitled to receive the Special Servicing Fees.

6.3           Further Action Evidencing Purchases.

(a)           Additional Documents and Actions.  Seller agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that Wells may request in order to perfect, protect or more fully evidence Wells’s ownership of the Purchased Receivables, including without limitation any actions necessary or desirable to perfect, preserve and maintain any and all liens, equitable assignments or other collection rights or remedies associated with the Purchased Receivables, or to enable Wells to exercise or enforce any of its rights hereunder or under any other Transaction Document.

(b)           Authorization to File Financing Statements.  Seller authorizes Wells (or its agent) to file at any time and from time to time such initial financing statement, amendments thereof and extensions thereto with respect to the Purchased Receivables naming Seller as seller/debtor and Wells as buyer/secured party, as Wells may require.

6.4           Application of Collections; Credit and Discounts.  Any payment by an Account Debtor in respect of any Receivables that is not identified as relating to a particular Receivable and cannot otherwise be reasonably identified (by invoice amount or otherwise) as relating to a particular Receivable shall be applied as a Collection of the Purchased Receivables of such Account Debtor, in the order of the age of such Purchased Receivables, starting with the oldest of such Purchased Receivables.

6.5           No Credit Insurance Policies on the Purchased Receivables.  Seller agrees not to maintain any credit insurance policies on the Purchased Receivables in effect after the purchase of such Purchased Receivables by Wells.

Section 7.               Termination

7.1           Term.  The initial term of this Agreement shall commence on the Effective Date and shall end on the earliest of April 1, 2012, or the date that this Agreement is terminated pursuant to Section 7.2 below.  Unless this Agreement is terminated earlier in accordance with Section 7.2, Seller has the option to extend the term on April 1, 2012, and each April 1 thereafter, such that on each such date the term shall be for a further one-year period, provided that Seller provides to Wells at least sixty (60) days’ written notice of such extension prior to the commencement of the extension of the term.

7.2           Rights to Terminate.  Wells or Seller may each terminate this Agreement at any time upon sixty (60) days’ written notice to the other party; provided that Seller shall have the right to terminate this Agreement immediately upon being terminated at Servicer hereunder.  In addition, Wells may terminate this Agreement immediately upon written notice to Seller in the event of the occurrence of any of the following, each of which shall constitute a “Termination Event”:

(a)           Seller fails to pay any obligations to Wells within five Business Days following the date when due;

(b)           Seller fails to perform any of the covenants contained in any of the Transaction Documents and such failure shall continue for a period of ten (10) calendar days following the earlier of (i) an officer of Seller having knowledge of such failure and (ii) receipt of written notice from Wells to Seller as to such failure;

(c)           any representation or warranty set forth in Sections 4.1 through 4.13 shall when made or deemed made be false or misleading in any material respect;

(d)           Seller or Parent dissolves or suspends or discontinues doing business or shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due or any other Insolvency Event occurs with respect to Seller or Parent; or

(e)           Parent revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions or provisions of the Parent Guaranty.

7.3           Effect of Termination.  In the event that Wells terminates this Agreement as a result of events described in Section 7.2 hereof, all amounts then owing from Seller to Wells hereunder shall be immediately due and payable, Wells may upon not less than five Business Day’s prior written notice remove Seller as Servicer and exercise any other rights and remedies available to Wells at law or equity; provided, that, upon the occurrence of a case or proceeding against Seller or Parent under the U.S. Bankruptcy Code or any similar statute or insolvency law applicable to Seller: (a) this Agreement shall automatically and without notice or action terminate, and (b) Wells shall have no obligation to pay the Purchase Price for any Receivables that may have been subject to an accepted Purchase Notice prior to the commencement of such case or proceeding.  Termination shall not affect any rights created or obligations incurred under this Agreement prior to termination.

Section 8.               Indemnification

8.1           Indemnities by Seller.  Without limiting any other rights which Wells may have hereunder or under applicable law, Seller hereby agrees to indemnify Wells and its assigns, officers, directors, employees and agents (each of the foregoing Persons being individually called an “Indemnified Party”), within five Business Days following written demand therefor, from and against any and all damages, losses, claims, judgments, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively called “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of the following:

(a)           the transfer by Seller of an interest in any Purchased Receivable to any Person other than Wells;

(b)           the breach of any representation or warranty made by Seller under or in connection with this Agreement or any other Transaction Document to which it is a party, or any information or report delivered by Seller or Servicer (so long as Servicer is Seller or Parent) pursuant hereto or thereto which shall have been false or incorrect in any material respect when made or deemed made;

(c)           the failure by such Seller to comply in all material respects with any applicable law, rule or regulation with respect to any Purchased Receivable or Related Asset, or the nonconformity of any Purchased Receivable or the Related Asset with any such applicable law, rule or regulation;

(d)           the failure to vest and maintain vested in Wells an ownership interest in the Purchased Receivables and the proceeds thereof, free and clear of any Lien other than a Lien arising solely as a result of an act of Wells, whether existing at the time of the purchase of such Purchased Receivables or at any time thereafter;

(e)           any Dispute of an Account Debtor to the payment of any Purchased Receivable (including, without limitation, a defense based on such Purchased Receivables or the related Contracts not being a legal, valid and binding obligation of such Account Debtor enforceable against it in accordance with its terms), or any other claim arising from the breach of the eligibility criteria set forth in the defined term “Eligible Receivable” or otherwise resulting from the goods or services related to any such Purchased Receivable or the furnishing of or failure to furnish such goods or services;

(f)            any failure of Seller to perform its duties or obligations in accordance with the provisions of the Transaction Documents to which it is a party;

(g)           any products liability claim, personal injury or property damage suit, environmental liability claim or any other claim or action by a party of whatever sort, whether in tort, contract or any other legal theory, arising out of or in connection with the goods or services that are the subject of any Purchased Receivable with respect thereto;

excluding, however, (i) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, (ii) any indemnification which has the effect of recourse to such Seller for non-payment of the Receivables to the extent solely as a result of an Insolvency Event of an Account Debtor and (iii) Indemnified Amounts otherwise recovered through the Repurchase Price.  If for any reason the indemnification provided above is unavailable to an Indemnified

Party or is insufficient to hold such Indemnified Party harmless, then Seller shall contribute to the amount paid or payable by such Indemnified Party to the maximum extent permitted under applicable law.

8.2           Tax Indemnification.

(a)              Any and all payments with respect to Purchased Receivables (of whatever nature and including taxes) made to Wells pursuant to this Agreement  shall be made free and clear of and without deduction or withholding for or on account of any taxes (including, without limitation, any sales, occupational, excise, gross receipts, personal property, privilege or license taxes and any applicable interest and penalties),  but not including taxes imposed upon Wells with respect to its overall net income.  If any taxes are required to be withheld or paid under this Section 8.2, then Seller shall pay such taxes to the applicable taxing authority and send the original or a certified copy of the receipt evidencing such tax payment, within thirty (30) days of the payment date, to Wells at the address referred to herein.  Seller shall  pay and indemnify and hold Wells harmless from and against any taxes that may at any time be asserted in respect of the transactions contemplated hereunder (including, without limitation, any sales, occupational, excise, gross receipts, personal property, privilege or license taxes and any applicable interest and penalties, but not including taxes imposed upon Wells with respect to its overall net income or those taxes due and payable solely as a result of any payments being made to a third-party participant (other than a third-party participant to whom Wells assigns its rights hereunder at the request of Seller) in the transactions contemplated hereunder or any documents entered into by Wells with such third-party participant, provided that Seller agrees to pay and indemnify and hold any third-party participant harmless from and against such taxes due and payable to the same extent that it would have done so for Wells pursuant to this Section 8.2), and in the case of a successor or permitted assignee of Wells Fargo Bank, N.A., only to the extent that Wells Fargo Bank, N.A. was entitled to payment on the date of assignment, and all reasonable costs, expenses and counsel fees in defending against the same, whether arising by reason of the acts to be performed by Wells hereunder or otherwise, without duplication for any taxes that Seller has paid pursuant to this Section 8.2.  All indemnifications required to be made under this Section 8.2  shall be made within thirty (30) days from the date Wells makes written demand therefor.

(b)           Wells shall timely deliver to Seller any certification, identification, information, declaration or other reporting document reasonably requested by Seller or required by a statute, treaty or regulation of the relevant jurisdiction or any political subdivision thereof or any taxing authority therein or general administrative practice of a governmental authority of the relevant jurisdiction as a precondition or requirement to the exemption from, or the reduction in the rate of, deduction or withholding of any taxes.  Wells shall deliver to Seller on the date of this Agreement a valid I.R.S. Form 6166 confirming that Wells is a resident of the United States for U.S. federal tax purposes or, if such form has not yet been obtained, a certification confirming that Wells has filed I.R.S. Form 8802, specifying the date of filing and attaching an executed copy of such I.R.S. Form 8802 and, within the three (3) Business Days following the date Wells having received it, Wells shall provide Seller such I.R.S. Form 6166.

8.3           Limitation on Claims.

(a)           To the extent permitted by applicable law, Seller shall not assert, and Seller hereby waives, any claim against Wells or any Indemnified Party, and Wells shall not assert, and Wells hereby waives, any claim against Seller or Parent, on any theory of liability for special, exemplary or punitive damages (as opposed to direct, indirect, consequential or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Transaction Documents or any undertaking or transaction contemplated hereby.

(b)           No Indemnified Party referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Transaction Documents or the transaction contemplated hereby or thereby.

(c)           The indemnity set forth above shall survive the termination of this Agreement.

Section 9.               Miscellaneous

9.1           Amendments.  The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and signed by Wells and Parent.

9.2           Notices, Etc.  Notices and other communications to Wells and Seller hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Wells or as otherwise determined by Wells.  All communications or notices required under this Agreement shall be in writing (which includes an electronic writing), and shall be deemed to have been given and received (i) when delivered personally to the recipient, (ii) one (1) Business Day after being sent by nationally recognized overnight courier service with instructions to deliver the next Business Day with signature required, or (iii) on the date received if before 5:00 p.m. Eastern time after being sent to the recipient by facsimile transmission or electronic mail, or, if after 5:00 p.m. Eastern time, the next Business Day.

If to Seller, to Seller c/o:

World Fuel Services Corporation

9800 NW 41st Street, Suite 400

Miami, Florida 33178

Attention: Steve Klueg, Vice President & Treasurer

Telephone No. : (305) 351-4824

Telecopy No: (305) 392-5631

Email Address: sklueg@wfscorp.com

Attention: Perry Ewing, Assistant Treasurer

Telephone No. : (305) 351-4472

Telecopy No: (305) 392-5631

Email Address: pewing@wfscorp.com

If to Parent, to the address set forth above.

If to Wells:

Wells Fargo Bank, N.A.

Supply Chain Finance Group

9th Floor, Mail Code NC0748

301 South College Street

Charlotte, North Carolina 28202

Attention: SCF Product Manager

Telecopy No.: (704) 383-8577

Email Address: salesfinance@wachovia.com

With copies to:	Wells Fargo Bank, N.A. Wells Fargo Legal Division

301 South College Street, 30th Floor Charlotte, North Carolina 28288-0630 Attention: Legal Intake Paralegals Telecopy No.: (704) 383-0649

Orrick, Herrington & Sutcliffe LLP

777 South Figueroa Street, Suite 3200

Los Angeles, California 90017-5855

Attention: Jeffery D. Hermann

Telephone No.: (213) 612-2413

Telecopy No.: (213) 612-2499

Email Address: jhermann@orrick.com

9.3           No Waiver; Cumulative Remedies. No failure or delay on the part of Wells, Seller, Servicer or any third party beneficiary in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No notice to or demand on Wells, Seller or Servicer in any case shall entitle it to any notice or demand in similar or other circumstances.  No waiver or approval by Wells or Servicer (if other than Seller or Parent) under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

9.4           Binding Effect; Assignability; Survival of Provisions.  This Agreement shall be binding upon and inure to the benefit of Wells, Seller and each of their respective successors and permitted assigns.  Seller may not assign its rights hereunder or any interest herein without the prior written consent of Wells.  Wells may not assign its rights hereunder or any interest herein (other than to any affiliate thereof or the insurer under the Credit Insurance Policy) without the prior written consent of Parent, such consent not to be unreasonably withheld.  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the date after the termination hereof on which Wells has received payment in full in cash for all Purchased Receivables, and Seller has paid and performed all of its obligations hereunder in full.  The rights and remedies with respect to any breach of any representation and warranty made by Seller pursuant to Section 3 or Section 4 hereof and the indemnification and payment provisions of Section 8 hereof shall be continuing and shall survive any termination of this Agreement.

9.5           Governing Law; Consent to Jurisdiction.  This Agreement shall be interpreted in accordance with and governed by the laws of the State of New York without giving effect to conflicts of law principles that would cause the application of the law of any jurisdiction other than the laws of the State of New York.  Each party hereto irrevocably consents and submits to the non-exclusive jurisdiction of the Supreme Court of New York in New York County and the United States District Court for the Southern District of New York and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under or in connection with this Agreement.

9.6           Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION  ARISING UNDER THIS AGREEMENT OR  IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO IN EACH CASE WHETHER NOW

EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

9.7           Costs, Expenses and Taxes.  In addition to the obligations of Seller under Section 8 hereof, Seller agrees to reimburse Wells for all costs and expenses, including attorneys’ fees and expenses and Wells’s due diligence expenses, in connection with the preparation, negotiation, administration and enforcement against Seller of this Agreement and the other Transaction Documents, within five (5) Business Days of documentation of the amount of such costs and expenses.  If Wells anticipates that attorneys’ fees and expenses will exceed $50,000 or that due diligence expenses will exceed $10,000, in connection with the preparation and negotiation of this Agreement, Wells will notify Seller prior to incurring such fees or expenses.  Such costs and expenses will be reimbursed by Seller upon presentation of a statement of account, regardless of whether the transaction contemplated hereby is actually completed and the Transaction Documents are actually signed.  Seller also agrees to pay, on demand, all stamp and other similar taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents, and agrees to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

9.8           Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by PDF copy, telefacsimile or other electronic means shall have the same force and effect as the delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by PDF copy, telefacsimile or other electronic means shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of this Agreement.

9.9           Confidentiality.  Each party hereto agrees to hold the Transaction Documents and all non-public information received by it (or any of its agents or representatives) in connection therewith from any other party hereto (or its agents and representatives) in confidence and agrees not to provide any Person with copies of any Transaction Document or such non-public information, other than to (a) any officers, directors, members, managers, employees or outside accountants, auditors or attorneys thereof (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) governmental authorities with appropriate jurisdiction (including filings required or in the case of Parent, deemed advisable, under applicable securities laws) and (c) with respect to Wells, the issuer of the Credit Insurance Policy.  Notwithstanding the foregoing provisions contained in this Section 9.9, provided that the other parties hereto are given notice thereof, the parties hereto will not be liable for disclosure of use of such information if such disclosure or use (i) was required by law, including pursuant to a valid subpoena or other legal process, (ii) was in such Person’s possession or known to such Person prior to receipt (other than information which came to be known from information received from or on behalf of a party hereto), or (iii) is or becomes known to the public through disclosure in a printed publication (without breach of any of such Person’s obligations hereunder).  Wells acknowledges that (x) the Transaction Documents and all non-public information received by it (or any of its agents and representatives) in connection therewith may include material non-public information concerning Seller or Parent, (y) it has developed compliance procedures regarding the use of material non-public information, and (z) it will handle such material non-public information in accordance with applicable law, including United States federal and state securities laws.

9.10         Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

9.11         Patriot Act; OFAC.  To help fight the funding of terrorism and money laundering activities, United States Federal law requires all financial institutions to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship.  None of the requesting payments or other transactions hereunder will violate the Trading With the Enemy Act (50 USC §1 et seq., as amended) or any of the foreign assets control regulations of the United States Treasury Department or any enabling legislation or executive order relating thereto.  Neither Seller nor any of its subsidiaries or other affiliates is or will become a “blocked person” as described in the Trading with the Enemy Act, any foreign asset control regulations or executive order or engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

9.12         Credit Insurance Policy.  Wells intends to obtain a credit insurance policy (the “Credit Insurance Policy”) from QBE Insurance Corporation, a Delaware corporation and a wholly-owned subsidiary of QBE Insurance Group Ltd., an Australian company, for its own account with respect to the Purchased Receivables, or such other insurer as is acceptable to Wells.  Seller agrees to comply with its obligations hereunder in connection with the Credit Insurance Policy.

9.13         Obligations Not Joint and Several.  For the avoidance of doubt, it is understood and agreed that the obligations of Seller under the Transaction Documents to which it is a party are not joint and several, such that no single Seller shall be liable for the obligations of any other Seller or for the obligations of Parent hereunder or under any other Transaction Document to which Parent is a party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duty authorized, as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Barbara Van Meerten
	Name:	Barbara Van Meerten
	Title:	Director

WORLD FUEL SERVICES, INC.

By:	/s/ Steven P. Klueg
	Name:	Steven P. Klueg
	Title:	Vice President, Treasurer

WORLD FUEL SERVICES EUROPE, LTD.

By:	/s/ Steven P. Klueg
	Name:	Steven P. Klueg
	Title:	Director

WORLD FUEL SERVICES (SINGAPORE) PTE LTD

By:	/s/ Francis Lee Boon Meng
	Name:	Francis Lee Boon Meng
	Title:	Managing Director

WORLD FUEL SERVICES CORPORATION

By:	/s/ Steven P. Klueg
	Name:	Steven P. Klueg
	Title:	Vice President, Treasurer